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                                                                     EXHIBIT 4.4

                      HEALTH CARE PROPERTY INVESTORS, INC.

                                       AND

                              THE BANK OF NEW YORK,
                                     Trustee


                          FIRST SUPPLEMENTAL INDENTURE
                          Dated as of November 4, 1999

                                       to

                                    INDENTURE
                          Dated as of January 15, 1997





        FIRST SUPPLEMENTAL INDENTURE, dated as of November 4, 1999, between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the "Trustee"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Indenture referenced below.

                              W I T N E S S E T H :

        WHEREAS, American Health Properties, Inc., a Delaware corporation ("AHP") and the Trustee have heretofore executed and delivered a certain Indenture, dated as of January 15, 1997 (the "Indenture"), relating to AHP's Securities;

        WHEREAS, the Company and AHP have heretofore executed and delivered a certain Agreement and Plan of Merger, dated as of August 4, 1999 (the "Merger Agreement"), pursuant to which AHP will be merged (the "Merger") with and into the Company, with the Company as the surviving corporation;

        WHEREAS, Section 801 of the Indenture permits AHP to merge with or into another Person if certain terms and conditions are satisfied;

        WHEREAS, Section 801(1) of the Indenture provides, among other things, that in the case of any such merger, the Person into which AHP is merged shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any


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premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of AHP to be performed or observed;

        WHEREAS, Section 802 of the Indenture provides that upon any merger in accordance with Section 801 of the Indenture, the successor Person into which AHP is merged shall succeed to, and be substituted for, and may exercise every right and power of, AHP under the Indenture with the same effect as if such successor Person had been named as AHP in the Indenture, and thereafter the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Securities;

        WHEREAS, Section 901 of the Indenture provides, among other things, that, without the consent of any Holders, the Company, as successor to AHP, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, to evidence the succession of another Person to AHP and the assumption by any such successor of the covenants of AHP contained in the Indenture and in the Securities;

        WHEREAS, the execution and delivery of this First Supplemental Indenture has been authorized by a Board Resolution of the Company, and by the Trustee; and

        WHEREAS, pursuant to Section 801(4) of the Indenture, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating the Merger and this First Supplemental Indenture comply with Article Eight of the Indenture and that all conditions precedent contained in the Indenture provided for relating to the Merger have been complied with.

        NOW, THEREFORE, each party, intending to be legally bound hereby, agrees as follows for the benefit of the other parties and for the equal and ratable benefit of all holders of the Securities:

                                   ARTICLE ONE

                            ASSUMPTION OF OBLIGATIONS

        SECTION 101. The Company hereby assumes, as of the Effective Time (as defined in the Merger Agreement), the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of AHP to be performed or observed and agrees to be bound by all provisions of the Indenture applicable to AHP.


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                                   ARTICLE TWO

                                   AMENDMENTS

        SECTION 201. All references to "American Health Properties, Inc." contained in the Indenture (including any exhibit, annex or attachment thereto, but excluding the signature page) are hereby deleted and references to "Health Care Property Investors, Inc." are inserted in lieu thereof.

                                  ARTICLE THREE

                                  MISCELLANEOUS

        SECTION 301. Except to the extent specifically provided therein, no provision of this First Supplemental Indenture or any future supplemental indenture is intended to modify, and the parties do hereby adopt and confirm, the provisions of Section 318(c) of the Trust Indenture Act of 1939, as amended, which amend and supersede provisions of the Indenture, as amended by this First Supplemental Indenture.

        SECTION 302. Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

        SECTION 303. This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, but without regard to principles of conflicts of laws.

        SECTION 304. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        SECTION 305. Except as expressly modified hereby, all the provisions of the Indenture are and shall continue to be in full force and effect.

        SECTION 306. This First Supplemental Indenture shall become a legally effective and binding instrument upon the later of (i) execution and delivery hereof by the parties hereto and (ii) the Effective Time.

                            [signature page follows]


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        IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the day and year first above written.

                                  HEALTH CARE PROPERTY
                                  INVESTORS, INC., as
                                  successor to American Health
                                  Properties, Inc.


                                  By:
                                         -----------------------------------
                                  Name:  Edward J. Henning
                                  Title: Senior Vice President, General Counsel
                                         and Corporate Secretary



                        THE BANK OF NEW YORK, as Trustee


                                  By:
                                         -----------------------------------
                                  Name:  Walter Gitlin
                                  Title: Vice President

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